FOR IMMEDIATE RELEASE

JMG Exploration Inc. Updates Status of Defaulted Loan to Newco Group Ltd.

Pasadena, California – January 24, 2008 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) previously announced that the share exchange with Newco Group Ltd., a company organized under the laws of the British Virgin Islands (“Newco”) had failed to repay a $3 million loan and accrued interest that was due December 31, 2007 and that the loan was in default.

On February 8, 2008 JMG and Newco entered into an extension agreement allowing Newco until April 30, 2008 to repay the $3 million loan and accrued interest. In the event the note is not paid by that time, Newco agreed to have the 1,427,684 shares of Iris which secure the loan immediately transferred to JMG as payment in full of the outstanding obligations. Both parties also released the other from any liability resulting from the failure of the Share Exchange Agreement to be consummated.

In the event Newco does not repay the loan and JMG transfers the pledged Iris shares into JMG’s name, JMG would have effective majority control of Iris because of the 39% equity interest in Iris represented by the pledged Iris shares and JMG’s irrevocable proxy from ESAPI representing an additional 14.5% equity interest in Iris.  If Newco does not repay the loan and the pledged Iris shares are transferred into the name of JMG, the intent of JMG’s Board of Directors’ would be to either: (1) sell the investment; or (2) explore retaining, and perhaps increasing, the investment in Iris.

The company also reported that the Fellows project was sold effective January 31, 2008 at approximately book value for $385,000.

About JMG:  JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factor, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of JMG’s review of the impact of the corrected calculation of depreciation, depletion and amortization and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov).  JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc. or

Joe Skeehan, President and CEO

(626) 585-9555

Justin  Yorke, Director

(626) 310-0482